Exhibit 10.23

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

This Software License and Distribution Agreement (the “Agreement”) is effective as of the 3rd day of May 2007, by and between SPARE BACKUP, INC., a Delaware corporation, located at 72757 Fred Waring Drive, Palm Desert, CA 92260, acting on behalf of itself and its Affiliates (collectively “Supplier”), and GATEWAY COMPANIES, INC., a Delaware corporation, located at 7565 Irvine Center Drive, Irvine, CA 92618-2930, acting on behalf of itself and its Affiliates (collectively “Gateway”).

The parties agree as follows:

1.	DEFINITIONS. The singular and plural uses of the capitalized terms listed below will have the following meanings in this Agreement.

A.          “Affiliate” shall mean an entity controlled by, controlling or under common control with Gateway or Supplier, as applicable.

B.          “Documentation” means all (1) instruction or user manuals for the Product, including but not limited to data sheets, facsimile materials, training materials, brochures, tutorials or catalogs which may be added to any printed materials Gateway creates; and (2) copy and artwork for the Product.

C.	“Effective Date” means the date first set forth above.

D.          “Error” means any (a) mistake, problem, compatibility or other error that causes an incorrect functioning or non-functioning of the Program, or otherwise causes the Program to fail to perform as warranted; or (b) incorrect or incomplete statement or diagram in Documentation.

E.          “Gateway End Users” means customers who have purchased Gateway hardware and have the opportunity to register for the Service.

F.           “Service” means Supplier’s branded offline and online data archiving service and website as more specifically described in Exhibit A, attached hereto and incorporated herein fully by this reference. In the event of any inconsistency between Exhibit A and the Agreement, the terms of the Agreement will control.

G.          “Source Code Escrow Material” means the source code, macros, specialized routines, procedures and documentation, and any improvements, revisions, upgrades, enhancements and updates thereto, that are sufficient to allow for the complete restoration and utilization of the machine executable code of the latest version of the Program licensed by Gateway hereunder.

H.          “Product” means the Service, the Program, all Documentation, All national language versions of the foregoing, and any Upgrades, as such terms are defined herein.

I.	“Program” means the object code for the software program listed in Exhibit A.

J.           “Net Revenue” shall be defined as revenue minus fees, taxes, returns, credit card fraud, credit card cancellation or credit card delinquency amounts.

K.          “Unit” means a copy of the Program either preinstalled and/or replicated onto a diskette, CD and/or DVD ROM masters, which may include manuals and end user license agreement shrink-wrapped together.

L.           “Upgrade” means a release of the Product which is designated by Supplier that may contain a bug fix, patch, improvement, addition, workaround, or other modification to the Program or Documentation that improves function, adds features or functions, or otherwise improves performance, including all translated national language versions of the Program or Documentation.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

2.	LICENSE GRANT.

A.          Supplier grants to Gateway a non-exclusive, worldwide right and license during the term of this Agreement and any renewals hereof:

(1)         To use, execute, perform, display, preinstall or have preinstalled on its behalf, the object code of the Program;

(2)         To retain media duplication firms to reproduce object code of the Program on behalf of and under contract with Gateway;

(3)         If Gateway elects to provide a hard drive recovery system, replicate the preinstalled image of the Product on the end user system hard drive in a partitioned area of the hard drive;

(4)         To distribute or have distributed on its behalf to customers under the terms of Supplier’s end-user license agreement, such distribution shall include, but not be limited to the following:

(a)         distribution of the Product to customers as a component of hardware to new customers, to customers who have previously purchased hardware from Gateway, to new customers as a component of a gateway bundle offering that includes or otherwise involves the purchaser of hardware, or to customers as a Gateway product offering, under the terms of Supplier’s end user license agreement; and

(b)         distribution of the Program in the partitioned area of the end user’s hard drive for hard drive recovery purposes;

(c)          distribution of the Program in diskette, CD or DVD ROM format either alone or with third party programs included on the same diskette, CD or DVD-ROM.

(5)         To reproduce, publish, prepare derivative works of, sell and distribute the Documentation and any derivative works thereof, provided that any derivative works or other modifications made by Gateway shall not render the Documentation incomplete or inaccurate. The right set forth in this paragraph includes the right to distribute and transmit the Documentation in any means Gateway deems necessary or appropriate, including without limitation distribution on a CD or DVD ROM, diskette or videotape; preloaded on a system; by facsimile; or through an Internet site, bulletin board service or other electronic means. Notwithstanding anything to the contrary herein, Gateway shall have the right to continue using the Documentation after the term of this Agreement for the limited purpose of supporting customers who acquired Products from Gateway prior to the expiration or earlier termination of this Agreement.

(6)         To reproduce, publish, distribute and use all program names, trade names, trademarks, screen shots, logos and Documentation used by Supplier in connection with the Product(s) to use in the production, packaging, marketing and training related to the Product(s): provided that such use: (a) consists of (i) accurate informational references to and descriptions of the Product(s) or (ii) accurate reproductions or depictions of the Product packaging; and (b) is in compliance with any reasonable guidelines provided by Supplier to Gateway in writing.

a.	Trademarks.

The parties specifically recognize each other’s title in and to, or rights in, their respective trade names, trademarks, service marks and related logos (the “Marks”) which may be used hereunder, and each agrees that it will do nothing inconsistent with the other’s ownership, and that all use of the Marks shall inure to the benefit of and be on behalf of the owner. Each party shall, at all times, make proper use of the other’s Marks and not take any action inconsistent with the owner’s ownership. Each party shall obtain the other’s prior written approval before using the other party’s Marks. Upon expiration or termination of this Agreement, each agrees to immediately cease the use of all other’s Marks. Each party authorizes the other to use its Marks solely for the purposes described in this Agreement during the Term, provided that each party agrees that, with respect to the other party’s Marks:

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

1)           This is not a “trademark license” by which it is in any way using the Marks to indicate origin of the other party’s products or services; and will not use or attempt to register a name or mark confusingly similar to the Trademarks.

2)           It will not display the Marks in a negative light, disparage or use such Marks in connection with immoral materials or any other way which would denigrate the Marks;

3)           Its display of the Marks will be subject to the other party’s review and approval prior to distribution; and

4)           It will include a standard trademark acknowledgment statement in all materials.

3.	SUPPLIER’S RESPONSIBILITIES.

A.          Deliverables. Supplier agrees to deliver to Gateway or Gateway’s designated representative a golden master diskette, CD or DVD ROMs of the Program and all Documentation for the latest version of the Product.

B.          Compatibility. Supplier will use reasonable efforts to cooperate with Gateway to ensure that the Program is compatible with Gateway hardware and standard operating systems and environments. In furtherance of this cooperation, Supplier agrees to add Gateway as one of its beta sites and without requiring further written agreement from Gateway, allow Gateway to participate in its beta test program.

C.          Upgrades. Supplier will provide all Upgrades to Gateway at no additional charge within a reasonable time after they have been completed by Supplier, but in no event later than thirty (30) days before Supplier makes such Upgrades generally available. Supplier agrees that the licenses granted to Gateway in Section 2 above include the right to distribute Upgrades by any means Gateway may deem appropriate, including without limitation, distribution over the Internet, from a Bulletin Board Service, or other electronic means.

E.          Product Roadmaps. Supplier agrees to provide to Gateway, on a quarterly basis, Product roadmaps for Product licensed by Gateway for distribution under this Agreement, in addition to other products available for licensing and distribution by Gateway. Such information shall include all foreign language versions and other product information that may be reasonably requested by Gateway.

F.           Support. Supplier shall be solely responsible for providing all maintenance and industry-standard support of the Product and Gateway will not be required to accept requests for support from Gateway’s end users or dealers. Supplier agrees that Gateway will not be obligated to provide Supplier with customer names or identifications. Supplier shall provide support to Gateway End Users within the United States through the telephone, e-mail and via online tools. Supplier shall provide support for non-United States Gateway End Users through e-mail and online tools. Supplier’s support obligations hereunder shall include but not be limited to providing Gateway with:

(1)          All Upgrades as soon as the Upgrades are available and in accordance with the “time is of the essence” parameters set forth in the next paragraph, but in no event later than the general availability of such Upgrades. Supplier agrees that the licenses granted to Gateway in Section 2 above include the right to distribute Upgrades by any means Gateway may deem appropriate, including without limitation, distribution over the Internet, from a Bulletin Board Service, or other electronic means, provided that such distribution shall be limited to customers who have previously acquired the Product from Gateway.

(2)          Assistance in isolating all Errors in the Program, and promptly provide Upgrades to Licensee in accordance with the “time is of the essence” parameters set forth below:

(a) for Errors that result in an emergency condition that causes a critical impact to Gateway’s schedule or makes performance or continued performance of any feature or function in the Program impossible or unpractical (a “Priority Level 1 Error”), Supplier will use commercially best efforts to provide Upgrades within 24 hours of the earlier of Supplier discovering the Error or being informed of the Error by Gateway, its subsidiaries, or its or their distributors or end users.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

(b) for Errors that significantly affect a Gateway schedule or which make the performance or continued performance of any feature or function of the Program difficult and cannot be circumvented or avoided on a temporary basis by the end user (a “Priority Level 2 Error”), Supplier will use commercially best efforts to provide Upgrades within five (5) calendar days of the earlier of Supplier discovering the Error or being informed of the Error by Gateway, its subsidiaries, or its or their distributors or end users.

(c) for Errors that allow performance of the Product to continue without difficulty or loss of data by easy circumvention or avoidance by the end user (a “Priority Level 3 Error”), Supplier shall use commercially reasonable efforts to provide Upgrades within fifteen (15) calendar days of the earlier of Supplier discovering the Error or being informed of the Error by Gateway, its subsidiaries, or its or their distributors or end users.

(d) for Errors that can be easily avoided or circumvented by the end user (a “Priority Level 4 Error”), Supplier shall use commercially reasonable efforts to provide Upgrades within forty-five (45) calendar days of the earlier of Supplier discovering the Error or being informed of the Error by Gateway, its subsidiaries, or its or their distributors or end users.

G.         Training. Supplier shall provide, at Supplier’s expense, all necessary internal training on the Product to Gateway’s sales, customer support and technical support personnel through the web at http://www.sparebackup.com/training/SBU_features.ASP and at Gateway on site locations specified by Gateway. Internal training dates and locations will be mutually agreed to between the parties prior to such training. Supplier grants Gateway permission to videotape any and all internal training sessions for use worldwide at its facilities. Thereafter, Supplier agrees to provide reasonable internal training for Upgrades.

H.         Release of Source Code Escrow Material. Supplier shall, at its own expense, maintain on deposit with a nationally recognized bank, trust company or escrow company, machine readable copies of current versions of all Source Code Escrow Material. If, on the Effective Date, Supplier has an escrow agreement regarding the Source Code Escrow Materials with a nationally-recognized bank, trust company or escrow company, Supplier shall provide a copy of such escrow agreement to Gateway upon execution of this Agreement, and Gateway shall have the right to be a beneficiary of such escrow agreement. If Supplier (i) ceases, for any reason, to support the Product, (ii) ceases to do business, and its business and support of the Product is not continued by another corporation or entity which assumes and performs Supplier’s obligations under this Agreement, or (iii) undertakes or has instituted against it any action described in Section 9.B below, then the Source Code Escrow Material shall be delivered and released to Gateway immediately. In such event, Supplier grants Gateway the right to use, execute, modify, and reproduce the Source Code Escrow Material or any portion thereof for the sole purpose of supporting its customers who have acquired the Product from Gateway.

I.           Hosted Applications. In accordance with Exhibit C attached hereto, Supplier shall be solely responsible for hosting and maintaining Supplier’s web site, web enabled tools and hosted applications and maintaining in a secure environment for all end user communications and data (“Hosted Service”) and shall maintain end user data in accordance with the Agreement. Supplier’s Hosted Service will present a satisfactory experience for Gateway end users. Without limiting the foregoing, the Hosted Service shall:

(1) be accessible and fully operational at least 99% of the time;

(2) initiate data transfer within fewer than 10 seconds after request on average;

(3) support a minimum of 5,000 simultaneous active sessions;

(4) support 500,000 visits per day; and

(5) reject less than one-quarter of one percent of user system requests, measured by http hits.

J.           Supplier has or will establish accurate tracking and reporting methods through which the parties will be able to identify and track response to the distribution of the Product and Services hereunder. Within fifteen (15) days of the close of each month, Supplier shall provide to Gateway a monthly sales activity report.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

K.           Supplier is solely responsible for delivery of the Service to the Gateway End Users. All Gateway End User contacts between Supplier and the Gateway End User must have an option to allow the Gateway End User to elect to cease any further contact by Supplier and for the deletion of Gateway End User information from Supplier’s files. Further, during the term of the Agreement Supplier agrees not to conduct any promotional activities promoting products or services of a competitor of Gateway to Gateway customers.

4.	PAYMENT OBLIGATIONS.

A.         Revenue Share: Supplier agrees it will collect all payments made by Gateway End Users for the Product, Upgrades and Services as defined herein. Supplier further agrees to pay Gateway the Revenue Share amounts as defined and set forth in Exhibit A attached hereto. All Revenue Share reports and payments are to be made as follows:

1)	Supplier agrees it will make monthly sales reports within fifteen (15) days after each month’s end,

2)	Supplier will remit the Revenue Share payments to Gateway within thirty (30) days after each month’s end.

3)	Supplier’s monthly reports shall be sent to:

Gateway Finance Department

ATTN: Doug Gude

610 Gateway Drive, Mail Drop Y-37

North Sioux City SD 57049

With a Copy to:

Jade Zhou

Gateway Companies, Inc.

7565 Irvine Center Drive

Irvine, CA 92618

B.         Records. During the term of this Agreement, the parties agree to keep all usual and proper records and books of account and all usual and proper entries relating to each Product licensed. In order to verify statements issued by Supplier and Supplier’s compliance with the terms of this Agreement, Supplier’s pertinent records may be examined by an independent certified public accountant selected by Gateway (other than on a contingent fee basis) at Gateway’s expense under an obligation of confidentiality for the purpose of determining Supplier’s compliance with this Agreement. Such examination shall be conducted during regular business hours at Supplier’s facilities, with thirty (30) days prior written notice, and shall be conducted so as not to interfere with Supplier’s normal business activities for a period not more than two (2) years prior to the date of the request for audit. Such examinations will not occur more frequently than annually and the audit shall not cover a period longer than one (1) year or any period more than two (2) years before the first day of such audit. If any examination reveals that Supplier has not been in compliance with the Agreement, Supplier shall promptly (i) provide Gateway compensation for any errors or omissions disclosed by the examination, and (ii) reimburse Gateway for any reasonable and actual expenses incurred in connection with the examination if such audit reveals that the amount paid by Supplier is less than ninety percent (90%) of the amount that should have been paid. If such examination reveals that Supplier has been in compliance with the preceding paragraph, Gateway shall bear all costs of such examination.

5.	WARRANTY.

Supplier represents and warrants that:

A.         It has full right and title in the Products, Programs, Services and Marks licensed hereunder, and has all necessary right and authority to grant the licenses granted hereunder without the consent of any other person and without conflicting with any other agreement to which Supplier is a party or by which it may be bound.

B.         The Product, the licenses granted hereunder, and the performance by Supplier of its obligations hereunder are and shall remain, throughout the term of this Agreement and any renewal, in compliance with all applicable laws, rules and regulations.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

C.         The Product, Programs, Services and Marks licensed hereunder do not infringe upon or otherwise violate any patent, copyright, trademark, trade secret, know-how, moral rights or other intellectual property rights (individually or collectively, an “Intellectual Property Right”) of any third party.

D.         The golden master CD or DVD ROM, diskette or other media will be (a) new, (b) free from defects and viruses out of the manufacturing process, and (c) will function properly under ordinary use for a period of ninety (90) days.

E.         The Product as delivered to Gateway on the golden master CD or DVD ROM, diskette or other media described above, will conform with all performance capabilities, specifications, functions and other descriptions and standards set forth in the Documentation or other materials published by Supplier. If any Product fails to comply with the preceding sentence, Supplier will at its option either: (1) provide an Upgrade at no expense to Gateway; (2) provide a replacement product that has functionality equivalent to that of the Product and a royalty that is no higher than the royalty for the Product set forth in Exhibit A; or (3) refund or credit Gateway for all amounts paid by Gateway hereunder for the Product. Supplier shall also reimburse or credit Gateway for all costs reasonably incurred by Gateway in the production and replacement of Units containing the defective Product.

F.          The Product is designed to be used prior to, during, and after the calendar year 2000A.D. The Product will perform fully during each time period and without error relating to date values or other date data including, without limitation, (i) errors resulting from, related to, or resulting from date data that represents or references different centuries or more than one century, or (ii) errors resulting from or relating to calculations, processing, sequencing, or employing date data and (iii) will correctly determine leap years, being years during which an extra day is added in February (February 29th).

G.          Supplier shall secure and maintain at its own expense, and shall require the same of its agents and subcontractors, the following insurance with insurance companies rated “A-”or better, with a minimum size rating of “VIII”, by Bests Insurance Guide and Key Ratings, or with insurance companies satisfactory and acceptable to Gateway and shall furnish to Gateway certificates of insurance evidencing such insurance prior to the provision of Services to Gateway under this Agreement. Said certificates shall contain a provision whereby the policy and/or policies shall not be canceled or altered without at least thirty (30) days prior written notice to Gateway. Supplier shall provide a copy of the certificate of insurance, endorsement or “blanket” wording to the policies as evidence that Gateway has been named on the policies upon execution of this Agreement and within ten (10) business days following the annual renewal of each required policy. The following minimum insurance coverages will be continuously maintained for the term of this Agreement.

(1)

Workers’ Compensation and Employer’s Liability Insurance covering Supplier’s employees which shall fully comply with the statutory requirements of all state laws as well as federal laws which may be applicable. Employer’s Liability must have limits of not less than One Million Dollars ($1,000,000.00) each accident, bodily injury by accident; One Million Dollar ($1,000,000.00) policy limit, bodily injury by disease; and One Million Dollars ($1,000,000) each employee, bodily injury by disease.

(2)

Commercial General Liability Insurance including coverage for: Products and Completed Operations, Premises/Operations, Personal Injury and Advertising Injury, Bodily Injury and Broad Form Property Damage, Broad Form Contractual Liability, Independent Contractors Liability, “Hostile Fire” Pollution coverage; and Employees as Additional Insureds. This insurance must be written on an Occurrence Form with a per occurrence limit of One Million Dollars ($1,000,000) and a general aggregate limit of Two Million Dollars ($ 2,000,000).

(3)

Errors and Omissions Insurance including coverage arising out of a negligent act, error or omission of Supplier, its employees, or its subcontractors (including, but not limited to, a breach of warranty) resulting in the failure of any of their products or services to perform the function or serve the purpose intended. This insurance will have minimum limits of One Million Dollars ($1,000,000) each claim and One Million Dollars ($1,000,000) in the annual aggregate.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

(4)

Umbrella Liability Insurance on an Occurrence Form with a minimum per occurrence and aggregate limits of Ten Million Dollars ($10,000,000) excess of all of the above underlying coverages. This insurance shall be no less broad than the underlying insurance specified above.

H.          The Commercial General Liability Insurance obtained by Supplier hereunder shall name Gateway as an additional insured therein and shall be endorsed to be primary insurance for Gateway and will not look for contribution from any of Gateway’s insurance policies. In addition, every contract of insurance obtained by Supplier hereunder shall be endorsed to provide a waiver of subrogation in favor of Gateway.

I.           EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT OR EXHIBITS, SUPPLIER DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	INDEMNIFICATION.

A.         Supplier agrees to indemnify, hold harmless and defend Gateway from and against any and all damages, costs and expenses, including reasonable attorneys’ fees, incurred in connection with any claims related to the Products or a claim or assertion arising from or related to Supplier’s performance or non-performance hereunder, including without limitation any: (i) claim or assertion that a Product infringes an Intellectual Property Right of any third party, (ii) damage to any property, personal injury, death, or any other damage or loss by whomever suffered, resulting or claimed to result in whole or in part from any actual or alleged Defect, including actual or alleged improper construction or design of the Product; or (iii) any actual or alleged breach of Supplier’s representations or warranties herein.

B.         In the event that a final judgment is obtained against the use of any Product by Gateway by reason of infringement of any Intellectual Property Right, or, if in Supplier’s opinion the Product is likely to become the subject of such a claim of infringement, Supplier shall, at its option and expense:

(1)	procure for Gateway the right to continue using the Product; or

(2)  replace or modify the Product so that it no longer causes any such infringement but is still capable of performing as warranted.

C.         Gateway shall have the right to participate, at its expense, through counsel it selects, in any action or settlement that is subject to indemnification under this Section 6. If for any reason, Supplier refuses or otherwise declines to defend any Claim described in this Section 6, Supplier acknowledges and agrees that Gateway shall have the right to add Supplier as a party in the applicable proceeding, and Supplier hereby waives all objections to personal jurisdiction in such proceeding. In addition, if Gateway brings an action to enforce the indemnity provided under this Section 6, Supplier shall reimburse Gateway for all attorneys’ fees, expert fees, court costs and other expenses Gateway incurs in the course of such action.

7.	OWNERSHIP.

Gateway hereby acknowledges and agrees that, subject to any valid, pre-existing rights, if any, of Gateway or any third party, all right, title and interest in and to the Product, in whole or in part and in any form, including, without limitation all patent, copyright, trade secret and other intellectual and industrial property rights in the Product, and the structure, sequence and organization of the Product, shall belong to Supplier, and that Gateway’s sole rights thereto shall be only those rights granted by Supplier pursuant to this Agreement.

8.	CONFIDENTIALITY, CUSTOMER DATA AND PRIVACY.

A. Confidentiality. The parties agree that the terms and conditions of this Agreement and any Exhibit attached hereto are the “Confidential Information” of both parties, as defined in the Mutual Non-Disclosure Agreement executed between the parties on February 8, 2007, (the “NDA”), and each party agrees to treat such information as the other party’s Confidential Information. The parties agree that all exchanges of Confidential Information under this Agreement shall be subject to and governed by the terms and conditions of the NDA, and the term of such NDA shall extend at least as until the termination of this Agreement. Any breach of the NDA shall be deemed to be a breach of this Agreement.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

B. Customer Data. Any customer information or information associated with potential customers collected by Gateway shall be owned by Gateway (“Gateway Information”). Any customer information collected by Supplier in connection with provisioning of the Service to Gateway End Users shall be owned by Supplier (“Supplier Information”). The same information may constitute both Gateway Information and Supplier Information provided however, each party may use such customer information at its discretion subject to the following paragraph.

C. Privacy Policy. Each party shall have a publicly stated privacy policy and shall ensure that its collection, use and disclosure of customer information or data contemplated hereunder complies with such privacy policy and all applicable laws, rules, regulations and generally accepted industry standards. Supplier’s privacy policy can be found at www.sparebackup.com and Gateway’s privacy policy can be found at www.gateway.com.

9.	TERM/TERMINATION.

A.         This Agreement shall remain in effect until terminated as provided for herein. Either party shall have the right to terminate this Agreement immediately if the other breaches any of the material provisions of this Agreement as set forth herein and fails to cure the breach within thirty (30) days after receipt of written notice.

B.         If either party (i) becomes insolvent: (ii) admits in writing its inability to pay its debts as they mature; (iii) makes any assignment for the benefit of creditors; (iv) enters into any compromise with creditors or a general agreement for referral of payment with its creditors; (v) makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors; (vi) files a voluntary petition in bankruptcy or an application for receivership filed against it and such petition or application is not resolved favorably by the party within sixty (60) days; (vii) has a petition in bankruptcy or an application for receivership filed against it by a third party and such petition or application is not resolved favorably by the party within sixty (60) days; (viii) files any petition in any reorganization, arrangement, compromise, readjustment, liquidation, or dissolution or similar relief for itself; or (ix) becomes unable to pay its debts generally as they become due, the other party shall have the immediate right to terminate this Agreement upon delivery of written notice without any liability to the insolvent party and without further notice to it.

C.         After termination or expiration of this Agreement, Gateway shall retain one copy of each Program in object code form and one copy of the Documentation to be used solely for support purposes.

D.         End-user licenses properly granted pursuant to this Agreement and prior to termination of this Agreement shall not be diminished or abridged by termination of this Agreement.

E.         Either Gateway or Supplier may terminate this Agreement without cause by giving ninety (90) days written notice to the other.

F.          Upon the expiration or termination hereof, the provisions of this Agreement shall continue in force for purposes of permitting Gateway to distribute its current inventory or continue to replicate Product to fulfill customer orders that remain unfulfilled at the time of expiration or termination. Further, Supplier shall pay all fees and other sums due to Gateway regardless of whether this Agreement is terminated or expired for a period of eighteen (18) months after the effective date of such expiration or termination. Except as set forth above, Gateway shall not be entitled to distribute any Programs reproduced by Gateway after termination or expiration of this Agreement.

10.	APPLICABLE LAW AND JURISDICTION.

This Agreement shall be governed by the substantive laws of the State of New York, without reference to its conflicts of law principles. Venue for proceedings to enforce this Agreement shall be in the state or federal courts of the of the City of New York State of New York, and each party consents to the exclusive personal jurisdiction of such courts. The parties agree that the United Nations Convention on the International Sale of Goods shall not apply to the transactions contemplated under this Agreement. Subject to Section 11 below, in the event of any litigation to enforce a party’s rights under this Agreement, the prevailing party shall be entitled to recover from the other party an amount equal to the prevailing party’s attorneys’ fees, expert fees, court costs and other expenses related to such litigation.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

11.	DISPUTE RESOLUTION.

Except for (i) a dispute related to claims subject to indemnification under Section 6, (ii) a dispute related to the parties’ obligation under Section 8, Confidentiality, or (iii) as otherwise provided in this Section 11, neither party shall resort to legal remedies or commence any formal proceedings to resolve a dispute under this Agreement until the parties have attempted to resolve the dispute through the escalation process described in this Section 11. The party raising a dispute shall submit to the other party a written notice and supporting material describing all issues and circumstances related to the dispute (a “Dispute Notice”). The designated primary representative of each party shall attempt to resolve the dispute. If the parties’ primary representatives fail to resolve the dispute within 15 days from receipt of a Dispute Notice, a Senior Vice President (or higher-level officer) of each party shall attempt to resolve it. If the Senior Vice Presidents (or higher-level officers) of the parties are unable to resolve the dispute within 30 days from receipt of the Dispute Notice, either Party may commence formal legal proceedings in accordance with Section 10 above to resolve the dispute. This Section 11 shall not be construed to prevent a party from instituting formal proceedings earlier than indicated in this Section 11 to: (A) avoid the expiration of any applicable limitations period, (B) preserve a superior creditor position, or (C) seek injunctive relief to prevent an irreparable harm, including without limitation, harm caused by a breach of confidentiality under the NDA or as set forth in Section 8.

12.	NOTICES

Notices and other communication under this Agreement will be sent by (i) certified mail, return receipt requested; or (ii) a major U.S. carrier, such as UPS or Federal Express, that traces deliveries on request and provides the name of the person who signed for the delivery, and shall be addressed to the parties at the addresses set forth below, provided that either party may change its address by written notice thereof:

Gateway:	Gateway Companies, Inc.
610 Gateway Drive
North Sioux City, SD 57049
Attn: Vice President of Partner Management

Copies to:	Gateway Law Department
Attn: General Counsel

Contract Management Organization
Attn: Contract Manager

Supplier:	Spare Backup, Inc.
72-757 Fred Waring Drive
Palm Desert CA 92260

Copy to:	David Stanton, Esq.
Pillsbury, Winthrop Shaw Pittman
725 S. Figueroa St., Suite 2800
Los Angeles, CA 90017

13.	[INTENTIONALLY DELETED].

14.	U.S. EXPORT CONTROLS.

A.         Supplier shall provide Gateway with the U.S. Export Control Classification Number (“ECCN”) for each item that Gateway purchases from Supplier by completing and returning to Gateway Exhibit D, attached hereto and incorporated herein by reference. Such information shall be provided prior to fulfillment of the first order for a given item. For any and all instances in which Supplier does not have the ECCN and cannot obtain it by reasonable efforts or by filing an ECCN classification request with the U.S. Department of Commerce, Supplier agrees to respond diligently to Gateway’s requests for sufficient information to enable Gateway to determine the correct ECCN for the item. Supplier shall provide Gateway with written advance notice of changes to any of the information provided to Gateway pursuant to this clause.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

B.         Supplier agrees that it will not export or re-export any technical data, software and/or U.S. origin product which Supplier receives from Gateway except in compliance with all applicable U.S. export control regulations, specifically including but not limited to the U.S. Export Administration Regulations. This obligation is in addition to any authorization required to be obtained from Gateway and shall survive the term or termination of this Agreement.

C.         Gateway agrees that all Product which it purchases from Supplier shall only be exported or re-exported from one country to another in accordance with all applicable export control laws and regulations, including specifically the U.S. Export Administration Regulations and any requirements imposed by the authorities in the country of exportation. This requirement shall survive the term or termination of this Agreement.

15.	FREEDOM OF ACTION.

Nothing in this Agreement shall be construed as: (1) prohibiting or restricting either party or their subsidiaries from acquiring, licensing, distributing or marketing products, services and other materials which are competitive in any form with the Product, (2) guaranteeing that either party or their subsidiaries will announce, or otherwise offer, any product or service, including but not limited to the Product; or (3) affecting either party’s pricing of products or services, including but not limited to the Product. Each party is free to enter into similar agreements with other parties.

16.	[INTENTIONALLY DELETED]

17.	LIMITED LIABILITY.

EXCEPT FOR LIABILITY ARISING FROM OR RELATED TO (A) A CLAIM FOR INDEMNIFICATION UNDER SECTION 6 (“INDEMNIFICATION”), (B) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (C) BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 5 (“WARRANTIES”) OR (D) BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 8 (“CONFIDENTIALITY”), IN NO EVENT SHALL: (i) EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY OR INDIRECT DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (ii) EITHER PARTY’S LIABILITY HEREUNDER EXCEED AN AMOUNT EQUAL TO THE GREATER OF TEN MILLION DOLLARS ($10,000,000) OR THREE TIMES (3X) THE AMOUNTS PAID BY GATEWAY TO SUPPLIER PURSUANT TO THIS AGREEMENT.

18.	GENERAL.

A.         All rights and remedies whether conferred hereunder, or by any other instrument or law, will be cumulative and may be exercised singularly or concurrently. The rights and remedies of the parties provided in this Agreement shall not be exclusive but are in addition to any other rights and remedies provided by law or this Agreement.

B.         This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

C.         Neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Any attempt to assign any rights or obligations hereunder without the other party’s prior written consent will be void and of no force or effect.

D.         This Agreement, NDA, and the Exhibits and attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior intentions, proposals, understandings, communications and agreements, oral or written, relating to the subject matter of this Agreement. This Agreement will not be binding upon the Parties until it has been signed by each party’s authorized representative. The terms and conditions of this Agreement will take precedence over any different, conflicting or additional terms and conditions which may appear on any order submitted by Gateway or any acknowledgment submitted by Supplier.

E.         Failure by either party to enforce any term will not be deemed a waiver of future enforcement of that or any other term. No amendment, modification or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing which refers to the provisions so affected and is signed by an authorized representative of each party.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

F.         The terms and conditions stated herein are declared to be severable. If any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

G.         Each party is acting solely as an independent company. This Agreement shall not be construed to establish any form of partnership, agency, franchise or joint venture of any kind between Supplier and Gateway, nor to constitute either party as the agent, employee, legal representative, or any other form of representative of the other. Each party shall conduct its business in its own name and shall be solely responsible for its acts, conduct and expenses and the acts, conduct and expenses of its employees and agents. This Agreement shall not be construed to provide for any sharing of profits or losses between the parties. Each party acknowledges that it has not relied on any promises, inducements, representations or other statements made by the other party regarding the commercial viability, profitability or success in the market place of any products or services, and that each party’s decision to enter into this Agreement is made independently from the other party.

H.         Supplier shall not, and shall ensure that its subcontractors shall not, make any disclosures concerning the commercial relationship between Supplier and the Gateway Parties without Gateway’s prior written consent. Any such consent must be given by Gateway’s Senior Vice President of Products and Senior Vice President of Marketing. In the event of a breach of this section by Supplier or its subcontractors, Gateway shall have the right, at its option to do one or more of the following: (i) issue a retraction in the name, and on behalf of Supplier; (ii) require Supplier to issue a retraction; or (iii) terminate all or any part of this Agreement without further liability. Further, notwithstanding anything to the contrary herein, Supplier shall have no right to use the trademarks, trade names, or product names of Gateway or its subsidiaries directly or indirectly in connection with any product, promotion or publication without the prior written approval of Gateway. Breach of this provision by Supplier shall be considered a material breach of this Agreement and Gateway may terminate this Agreement immediately upon delivery of notice to Supplier and without further liability to it. This provision shall survive termination of this Agreement.

I.          All Exhibits attached hereto are incorporated within this Agreement.

J.          Headings used in this Agreement are for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement. The provisions of this Agreement have been negotiated by the parties, and such provisions shall not construed against either party by reason of its drafting of any provision hereof.

K.         This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement. Any signed copy of this Agreement hereunder made by reliable means (such as a photocopy or facsimile) shall be considered an original.

L.           The provisions of this Agreement which, by their nature, survive the expiration or earlier termination of this Agreement, including without limitation the provisions of Sections 2.A (4), 5, 6, 7, 8, 9.E, 9.G, 10, 11, 12, 13, 17, and 18 shall so survive and continue after the expiration or earlier termination of this Agreement and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

GATEWAY COMPANIES, INC.	SPARE BACKUP, INC.

By:	/s/ Gary Elasse	By:	/s/ Cery Perle

Name:	Gary Ellaser	Name:	Cery Perle

Title:	V.P. Product	Title:	CEO

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

EXHIBIT A

Product Attachment

I. Product	Royalty

Spare Backup	$0.00

II. Program

a)	Spare Backup software application may be preinstalled on Gateway hardware, to be determined by Gateway, and shall be royalty-free.
b)

Gateway End Users will be able to conduct local file copy, synchronization, and backup Services at no cost. Off-line storage (local file copy, etc.) is limited to the size of the local media and there is no time restriction on the usage of the off-line Product.

c)

Gateway End Users will receive 1GB free online storage Service when they register with Supplier via the preinstalled software application. There will be no time restrictions imposed by Supplier on the Gateway End User of the use of the 1GB free online Service. The Gateway End User will be required to register for the Service with a credit card. The Gateway End User will be notified by Supplier when the total data storage used by the Gateway End User has reached 900MB. The message will inform the Gateway End User on how to manage the data stored. Supplier will provide the Gateway End User with an option to enroll in a standard Service subscription at its standard retail subscription rate for additional online Service, or provide the Gateway End User with an opt-out of the subscription of the Service.

d)

Each subscription of the standard Service plan is limited to 50 GB of online storage. If the user exceeds the 50GB storage limit of the Service, the Gateway End User is notified by Supplier with an option to enroll into an additional Service plan.

e)

Supplier will be solely responsible for the hosting and operation of the Service. Supplier’s online storage Service is hosted at two storage centers – SunGard Availability Services in Scottsdale, AZ. And Carlstadt, NJ.

f)	Gateway End Users will be required to agree to Supplier’s terms and conditions relative to the Product and Services prior to use of the Service.
g)	The Service shall be available to the Gateway End User via a Supplier branded web page located at www.sparebackup.com/gateway.
h)	The Gateway End User will be directed to the page via the software application preinstalled on the Gateway hardware.
i)

Supplier shall be responsible for designing and coding the pages, assigning the unique tracking URLs and submitting to Gateway for review and approval. The website, the links, URLs, and other related property are the sole property of Supplier.

j)	Supplier shall perform all training, support and customer care associated with the Service in accordance with Section 3 of the Agreement.
k)	Gateway will use commercially reasonable efforts to evaluate Supplier’s Data Migration Product and Services for possible inclusion in the product offering.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

III. Revenue Share

a)

Gateway End Users will have the ability to purchase additional online Service at Supplier’s current retail purchase price for month to month subscriptions or yearly subscription, subject to the Revenue Share program defined herein. Supplier’s current pricing of its products is set out below.

b)

Supplier will pay Gateway a Revenue Share on each monthly subscription of the Service by a Gateway End User in the amount of [ * ] percent ([ * ]%) of the Net Revenue collected by Supplier per month for each month such Gateway End User renews the monthly subscription purchased during the Term of Agreement.

c)

Supplier will pay Gateway a Revenue Share on each annual subscription of the Service by a Gateway End User in the amount of [ * ] Percent ([ * ]%) for each annual subscription purchased during the Term of the Agreement.

d)

Supplier will pay Gateway a Revenue Share on additional services sold to Gateway End Users in the amount of [ * ] Percent ([ * ]%) of the Net Revenue derived for the sale of the additional Supplier services and for each renewal of such additional services during the Term of the Agreement.

e)	Supplier agrees it will collect all payments made by Gateway End Users for the Products and Services and report and pay such Revenue Share as set forth in the Agreement.

IV. Engineering Support Compensation. Supplier will pay Gateway the following:

Supplier will pay Gateway funds in a total amount of [ * ] Dollars ($[ * ]) in support of Gateway’s engineering support of Supplier’s Product to be paid in two installments as follows: Supplier will pay Gateway an amount of [ * ] Dollars ($[ * ]) due and payable upon execution of the Agreement; and [ * ] Dollars ($[ * ]) due and payable within sixty (60) days after June 30, 2007.

V. Additional Compensation. Supplier will pay Gateway the following:

Supplier will pay Gateway an additional $[ * ] per quarter payable as follows: The initial payment shall be due and payable June 1, 2007. The next three (3) payments of $[ * ] shall be due and payable 45 days after the start of each calendar quarter thereafter.

VI. Term

The Term of the Program set forth in this Product Attachment shall be one (1) year from the Effective Date of the Agreement.

VII. Supplier Pricing.

Suppliers pricing is set forth in Attachment I, attached to this Exhibit A.

Supplier may revise the price list from time to time and will provide thirty (30) days prior written notice to Gateway of such changes.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

ATTACHMENT I

Supplier’s Price List

Supplier’s current retail subscription rates are as follow:

1.	$6.99 per month for up to 50GB of storage
2.	$59.88 per year for the annual plan.
3.	$13.98 for each 25GB increment of storage space used per month.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

EXHIBIT B

Royalty Report Form

Company Name

Contact Name

Address

Product Name	Quantity	Royalty Rate	Royalty Amount

Totals	$	$

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

EXHIBIT C

HOSTING SERVICES

Supplier will provide access to the Hosting Services and the Products in accordance with the following:

1.

Infrastructure. Supplier will provide all communications, hosting and connectivity services necessary for the hosting and access to Supplier’s Website. Supplier will provide all hardware, software, telecommunications and other infrastructure necessary for the continued operation of the Website. Supplier will design and implement the Website such that no single component failure will have a materially adverse effect on Gateway or Gateway end users accessing the Website and no single communications line will run at more than 70% average utilization for a 5 minute peak in a daily period.

2.

Availability. All functions and features of Website will be available an average of 99% of the time within each calendar month, excluding scheduled maintenance with a minimum of 24 hours prior notice to Gateway of any required downtime and appropriate messaging provided to users.

3.

Scheduled Downtime. Supplier or third party shall be entitled to schedule up to 2.5 hours of downtime every month for maintenance. Supplier shall make best efforts to schedule any such downtime during off peak hours and shall provide Gateway with reasonable advance notice.

4.

Optimization; Speed. Supplier will use commercially reasonable efforts to ensure that the functionality and features of the Website are optimized to support the Product, and the Website is designed and populated in a manner that minimizes delays when Gateway end users attempt to access such site. Gateway end users should be able to select a product and complete a transaction with an aggregate loading time of 60 seconds for all pages.

5.

Technical Problems. Supplier will use commercially reasonable efforts to address material technical problems with the Product and Website. Supplier shall be solely responsible for providing all maintenance and industry standard support of the Website and Gateway will not be required to accept requests for support from Gateway end users.

6.

Monitoring. Supplier will proactively monitor the performance and availability on a continuous basis to insure that the Website and Product are maintained. In addition, Supplier will promptly correct and notify Gateway of any errors coming to Supplier’s attention as set about above. Supplier will provide Gateway with contact information (including e-mail, phone, pager and fax information, as applicable, for both during and after business hours), for Supplier principal business and technical representatives responsible for the performance by Supplier of its obligations hereunder.

7.	Telecommunications. Where applicable, Supplier will utilize encryption methodology to secure data communications between the parties’ data centers.

8.

Security. Supplier will provide a secure environment for providing the Products through the Website and/or transferring of private information including, but not limited to, individual Customer information.

9.

Security Parameters. Credit card numbers, fixed log-in passwords, and other security parameters that can be used to gain access to goods or services, shall not be sent over the Internet in readable form. The SSL or SET encryption processes are both acceptable Internet encryption standards for the protection of security parameters. Other encryption processes, such as PGP, are permissible if approved by Gateway.

10.

Data Storage. Data gathered from electronic commerce shall be stored in a secure manner commensurate with the classification of the information being stored. Stored data gathered from electronic commerce shall be secured from public networks using firewall technology.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

EXHIBIT D--INTERNATIONAL TRADE INFORMATION FORM

SUPPLIER SECTION
General Information
1. Product (Hardware/Software):	2. Model/ Version:
3. Gateway Part #:
4. Product Description:
5. Manufacturer/Supplier:	Address:
Primary Trade Information
6. What is the country(ies) of origin? [List all countries of origin if product will be manufactured in multiple locations; provide addresses of manufacturing locations if different from above]
7. If country of origin is United States, Mexico, or Canada, is the item NAFTA Qualified? (Yes/No) [If yes, attach NAFTA Certificate of Origin]
8. HTS # :	9. ECCN # : [Include paragraph/subparagraph if possible]
Hardware Product Information
10. Processor Type & Speed:	10A. Processor CTP Rating in MTOPS:
11. FCC: Is product regulated by the FCC? (Yes/No) [If Yes, answer questions 11.A – 11.E; If No, proceed to question 12]	11.A. Please provide the address of the Grantee on file with the FCC:
11.B Does product have a FCC ID? (Yes/No) [If yes, please proceed to 11.C. and skip 11.D and E] [If no, please answer 11.D and E]	11.C. Provide FCC ID: Is ID marked on the product? (Yes/No)
11.D. Has product been tested to comply to FCC standards through the self-declaration process? (Yes/No)	11.E. If yes to 11.D, is the product marked with the FCC logo? (Yes/No)
12. Supplier FDA/Accession # and Factory Address: [Laser printer, CRT monitor, CD ROM/DVD Drives]
Software Product Information
13. Does software contain encryption? (Yes/No) [If yes continue to question 14; if no skip to Supplier Sign Off]
14. What is the length (DES) of the encryption? (40-bit, 56-bit, 128-bit, etc.) [If 64-bit or less skip to question 17; if not continue to question 15.]
15. Has the software been reviewed and classified by BXA? (Yes/No) [Eligible for License Exception ‘ENC’.]
16. Has the software been reviewed and classified by BXA as “Retail” encryption? (Yes/No)
17. If 64-bit or less, has software been reviewed and decontrolled by BXA as 5D992?
Supplier Source of Information and Approval
Completed By:	Phone # :
Title:	Date:

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

GATEWAY SECTION
Geographic/Contractual Restrictions
18.
Servers/Multiprocessor Systems
19A. Processor Type & Speed:	19B. CTP in MTOPS	19C. Number of Processors:	19D. Total CTP Rating (MTOPS):
Software Bundles
20. List all titles and part numbers included within the software bundle:
Import Information
21. Which party will be responsible for importation at destination (Supplier or Gateway)?
21A. Does the answer to question number 21 hold true for the Americas, EMEA, & APAC? [If no, describe differences]
22. Will Gateway incur any packing costs in connection with the product to be imported that will not be included in the unit price? (Yes/No)
23. Will Gateway pay a commission to an agent of the seller other than what is included in the unit price? (Yes/No)
24. Will tooling or another type of an “assist” be provided by Gateway that will not be reflected in the unit price? (Yes/No)
25. Will Gateway be required to pay a royalty or a percentage of any post-importation resale of the product in exchange for the right to import the product into the destination country? (Yes/No)
If answered yes to any questions in 21-24, provide details (attach additional sheets as necessary)
Global Products Organization Sign Off
Completed By:		Phone #:
Title:		Date:
DO NOT WRITE BELOW THIS SPACE. To be completed by Gateway International Trade personnel.
International Trade Compliance Sign Off
Authorized By:
Title/Date:

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

Purpose of Form: The products and/or software which Gateway is purchasing or may purchase could be the subject of an import and/or export transaction. Certain information is required in order for Gateway to be able to conduct such transactions in the most efficient/cost effective manner possible and in full compliance with all applicable laws and regulations.

Reliance: Gateway will be relying on the accuracy of the signed form. Therefore, any temporary or permanent changes in the information provided must be immediately communicated in writing to the appropriate Gateway contact.

Definitions:

Box # 4 - Product Description: This box should include a general description of what the item is, how it operates, important measures, and strength relative to other similar products.

Box # 6 - Country of Origin: Place where the article was manufactured (not the place where the shipment originated). If the article has been processed in more than one country, the country of origin is the last country in which the article underwent a “substantial transformation.” In other words, further work or material added to an article in another country must effect a “substantial transformation” in order to render such other country as the country of origin. A substantial transformation occurs when articles lose their identity and become new and different articles of commerce, having a new name, character or use.

Box # 8 - HTS (Harmonized Tariff Schedule) Number: A 10 digit classification that is used by the various Customs services to classify product for import/export on a worldwide basis. Should you require assistance in determining the classification for your product, you may access U.S. Customs’ web site at www.customs.ustreas.gov, or contact your local Customs office or broker.

Box # 9 - Export Control Classification Number (“ECCN”): A 5 digit classification used to identify applicable export licensing requirements. NOTE: ECCN is not the same as a HTS classification or a Schedule B classification. Within each ECCN a given item is defined under a particular paragraph or subparagraph. For a complete description of each ECCN’s composition, see Section 738.2(c) of the Export Administration Regulations (15 CFR Part 738). Should you require assistance in determining the classification for your product, you may contact the Bureau of Export Administration’s Export Counseling Division at (202) 482-4811 or (202) 482-3617, or at “http://www.bxa.doc.gov”.

Box #s 10 & 10A - Processor Type, Speed and CTP Rating in MTOPS: For purposes of this field, “processor” means a monolithic integrated circuit or multi-chip integrated circuit containing an arithmetic logic unit (ALU) capable of executing a series of general purpose instructions from an external storage. It normally does not contain integral user-accessible storage, although storage present on-the-chip may be used in performing its logic function. The definition includes chip sets that are designed to operate together to provide the function of a processor.

Box # 11 [A-E] - U.S. Federal Communication Commission (“FCC”) Information: The manufacturer (or importer for an imported device) is required to ensure that the measurements necessary to determine compliance with the technical standards are performed. A copy of the measurement report showing compliance with FCC standards must be retained by the manufacturer and, if requested, be submitted to the Commission. U.S. importers are required to submit an FCC form with their import shipments.

Portions of this document marked “[ * ]” have been omitted and are the subject of a request for confidential treatment filed with the Securities and Exchange Commission. The portions so omitted have been filed separately with the Commission.

Box # 12 - U.S. Food and Drug Administration (“FDA”)/Accession Number: Section 536(a) of the Electronic Product Radiation Control provisions of the Federal Food, Drug, and Cosmetic Act (the Radiation Control for Health and Safety Act of 1968) requires that all imported electronic products, for which applicable radiation performance standards exist, shall comply with the standards and shall bear certification of such compliance. U.S. importers are required to submit an FDA form with their import shipments.

Box # 13 – Encryption Software: Computer programs that provide capability of encryption/decryption functions or confidentiality of information or information systems. Such software includes source code, object code, applications software, or system software.

Box # 15 - One Time Review by the U.S. Department of Commerce (BXA): Refer to 15 CFR Section 742.15 and Supplement No. 6 to Part 742.

Box # 16 – Reviewed and classified by the U.S. Department of Commerce (BXA) as Retail Encryption: Refer to 15 CFR Section 740.14a.3 and Supplement No. 6 to Part 742.

Box # 17 – Encryption decontrolled by the U.S. Department of Commerce (BXA): Refer to 15 CFR Section 742.15a.1 and Supplement No. 6 to Part 742.

Box # 22 - Packing Costs: This means the cost of all containers (exclusive of international shipping containers) and coverings of whatever nature and of packing used in placing merchandise in condition, packed ready for shipment.

Box # 23 - Selling Commission: Any commission paid to an agent who is related to, controlled by, or works for or on behalf of the manufacturer or seller.

Box # 24 - Assist: An “assist” is a cost which must necessarily be incurred to produce an imported article. Whenever Gateway as importer donates an item to the manufacturer at no cost or token value, and that item is essential to the production of the final article, it is usually an “assist” and is part of dutiable value. The test for an assist is whether the final imported article could not be produced by the manufacturer without the item provided. Any of the following, if supplied by Gateway to the manufacturer free of charge or at a reduced cost, would constitute an assist: 1) materials, components, parts, and similar items incorporated in the imported merchandise; 2) tools, dies, molds, and similar items used in the production of the imported merchandise; 3) merchandise consumed in the production of the imported merchandise; or 4) engineering, development, artwork, design work, and plans and sketches that are undertaken other than in the United States and are necessary for the production of the imported merchandise.

Box # 25 - Royalties and Proceeds of Subsequent Resale: Monies that Gateway as the importer is required to pay, directly or indirectly, as a condition of sale of the merchandise for exportation to the destination country. An example of a dutiable payment under this circumstance is a fee payable to the seller which is based upon net sales of the imported merchandise.